December 2, 2005


Mail Stop 4561


Ms. Victoria Z. Carlton
President and Chief Executive Officer
Restaurant Training Corporation
8910 N. Dale Mabry Hwy., Ste. 37
Tampa, FL 33614

	RE:	Restaurant Training Corporation
      Form 10-KSB for the fiscal year ended December 31, 2004
		Filed April 12, 2005
Forms 10-QSB for the quarterly period ended March 31, 2005 and June
30, 2005
		File No. 0-49945

Dear Ms. Carlton:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


							Sincerely,



Daniel L. Gordon
Branch Chief


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Hewitt Associates, Inc.
December 28, 2004
Page 1